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                                                                     EXHIBIT 99


FOR IMMEDIATE RELEASE


Contact:   F. Scott Bauer
           Chairman of the Board/CEO
           336-768-8500


                    SOUTHERN COMMUNITY FINANCIAL CORPORATION
                 ANNOUNCES THE APPOINTMENT OF NEW BOARD MEMBERS


WINSTON-SALEM, NORTH CAROLINA, APRIL 29, 2002 - Southern Community Financial Corporation (Symbol SCMF) shareholders elected two new board members at its Annual Meeting of Shareholders held on April 25, 2002. Richard M. Cobb was elected to serve a three-year term and Jeff T. Clark was elected to serve a two-year term on Southern Community's Board of Directors.

Mr. Cobb is the Chief Operating Officer, Chief Financial Officer and Executive Vice President of Southern Community Bank and Trust and Southern Community Financial Corporation. Mr. Clark is President of Southern Community Bank and Trust and Executive Vice President of Southern Community Financial Corporation. Mr. Cobb and Mr. Clark have been with the corporation since inception.

Mr. Bauer, Chairman of the Board and Chief Executive Officer said of the appointments, "Mr. Cobb and Mr. Clark have been an integral part of the corporation's success. We are pleased to add their strength and commitment to our board."

The following members were re-appointed to the Board of Directors at the Annual Meeting of Shareholders: Elected to serve a three-year term were Nolan G. Brown, Annette Y. Scippio, Anthony H. Watts and Billy D. Prim and elected to serve a one-year term was James G. Chrysson. The Board of Directors also include: Don G. Angell, F. Scott Bauer, Matthew G. Gallins, Dianne M. Neal, Durward A. Smith, Jr. and William G. Ward, M.D. C. J. Ramey recently retired from the board, is Director Emeritus.

Southern Community is headquartered in Winston-Salem, North Carolina, and currently operates eight banking locations through its subsidiary Southern Community Bank and Trust. In addition, Southern Community Bank and Trust operates three subsidiaries: Southern Credit Services, Inc. which is engaged in the business of accounts receivable financing; Southeastern Acceptance Corporation, a consumer finance agency; and VCS Management, LLC which is the managing partner of a small business investment company.

Additional information regarding Southern Community Financial Corporation can be accessed on-line at www.smallenoughtocare.com.